Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

April 26, 2001

Board  of  Directors
MetLife Investors Insurance  Company of California
4100 Newport Place Drive
Suite 840
Newport Beach, CA 92600


RE:    Opinion of Counsel  -  MetLife Investors Variable Life Account Five
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Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post-Effective Amendment No. 4 to a Registration Statement on Form S-6 for the Flexible Premium Joint and MetLife Investors Insurance Company of
California and its separate  account,  MetLife  Investors  Variable Life Account
Five.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. MetLife Investors Variable Life Account Five is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of premiums paid by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.

By:  /s/LYNN KORMAN STONE
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     Lynn Korman Stone